Exhibit 99.1
[GENAERA LOGO]

FOR IMMEDIATE RELEASE
Contact:
Genaera Corporation	Shirley Chow - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(212) 601-8308
www.genaera.com	schow@pnlifesciences.com

Phase 2a Data for MEDI-528 Presented at CHEST 2008

Plymouth Meeting, Pa. – October 29, 2008 – Genaera Corporation (NASDAQ: GENR) today reported that development partner MedImmune, Inc. presented interim Phase 2a data on MEDI-528, its monoclonal antibody (MAb) targeting interleukin-9 (IL-9) in adults with mild, persistent asthma, at The American College of Chest Physicians meeting held October 25-30 in Philadelphia, Pennsylvania.

The presentation, entitled “Multiple Subcutaneous Doses of MEDI-528, A Monoclonal Antibody Against Interleukin-9 in Mild and Moderate Asthmatics,” reported the absence of serious, dose-limiting adverse events in the study and concluded that the data demonstrate an acceptable safety profile for multiple subcutaneous doses of MEDI-528.

About IL-9

IL-9 is one of at least 29 naturally occurring interleukins in the human body. Overexpression of IL-9 in animal models has been shown to result in many features of asthma, including increased airway inflammation and hyperreactivity. Blocking the actions of IL-9 has been shown to reduce the airway inflammation and increased airway inflammation and increased airway hyperresponsiveness seen in animal models of asthma. MedImmune is conducting research to evaluate the potential to use MAbs targeting IL-9 to treat or prevent symptomatic, moderate-to-severe, persistent asthma.

About Genaera

Genaera Corporation is developing trodusquemine (MSI-1436) for type 2 diabetes and obesity currently in phase 1 clinical testing and has a fully out-licensed partnership with MedImmune, Inc. that is in phase 2 clinical testing in asthma. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forwardlooking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to the risks and uncertainties discussed in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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